EXHIBIT 99.1

INTER-TEL ANNOUNCES SECOND QUARTER 2004 RESULTS AND
INCREASE OF QUARTERLY DIVIDEND TO $0.07 PER SHARE

SECOND QUARTER SALES INCREASE 8.2% TO $102.9 MILLION AND EPS OF $0.30

Tempe, Arizona . . . July 20, 2004 . . . Inter-Tel, Incorporated (Nasdaq: INTL) today announced operating results for the second quarter and six months ended June 30, 2004. Net sales for the second quarter of 2004 increased 8.2% to $102.9 million compared to net sales of $95.1 million for the second quarter of 2003. Net sales for the six months ended June 30, 2004 increased 12.1% to $200.9 million compared to net sales of $179.3 million for the same period in 2003.

For the quarter ended June 30, 2004, Inter-Tel reported net income of $8.1 million ($0.30 per diluted share), an increase of 11.7% compared to net income of $7.3 million ($0.28 per diluted share) for the quarter ended June 30, 2003. Net income for the six months ended June 30, 2004 was $14.9 million ($0.55 per diluted share), an increase of 25.1% compared to net income of $11.9 million ($0.46 per diluted share) for the same period in 2003.

“We are pleased with Inter-Tel’s operating performance and cash generation during the second quarter of 2004,” noted Steven G. Mihaylo, Inter-Tel’s Chairman and CEO. “Inter-Tel again improved its gross profit in the second quarter and gross margin was comparable to the second quarter of 2003 at 52.8%. Gross profit increased $4.1 million on the higher net sales volume. The increase in gross profit during the second quarter was largely offset by planned increases in research and development expenses, which were approximately 31.7% higher, at $7.1 million in the second quarter of 2004 compared to $5.4 million in the second quarter of 2003. We currently plan to continue increasing R&D expenses throughout the remainder of 2004 compared to 2003.”

Mr. Mihaylo added, “Inter-Tel’s cash and short-term investment balances at June 30, 2004 reached $199.2 million. This quarter again reflected cash generated from operations, which includes a net increase in inventory during the quarter, offset in part by a reduction in net accounts receivable. For the quarter ended June 30, 2004, days sales outstanding were approximately 36 days and inventory turns were approximately 11 times.”

Additional information regarding our operating results follows:

Sales. Net sales increased 8.2%, or an increase of $7.8 million in the second quarter of 2004 compared to the second quarter of 2003 from $95.1 million to $102.9 million. Net sales increased 12.1%, or an increase of $21.7 million in the six months ended June 30, 2004 compared to the same period in 2003 from $179.3 million to $200.9 million.

Gross Profit and Gross Margin. Gross profit dollars increased 7.8% from $50.3 million to $54.3 million, while the gross margin percentage remained comparable at 52.8% in the second quarter of 2004 compared to the second quarter of 2003. The increase in gross profit dollars is primarily a result of higher sales.

Research and Development. Research and development expenses increased by $1.7 million, or 31.7% compared to the second quarter of 2003, and increased 18.4% compared to the first quarter of 2004. The increase in spending is principally a result of our decision to seek to accelerate the release of products over the next 6 to 24 months. We currently plan to continue increasing research and development expenses sequentially in the next few quarters.

Selling, General and Administrative. SG&A decreased to 33.8% of net sales in the second quarter of 2004, compared to 35.2% of net sales in the second quarter of 2003 primarily due to leverage of fixed costs on higher net sales volume. Absolute SG&A dollars increased as a result of many factors during the quarter, including costs associated with additional sales personnel and three new direct sales offices.

Subsequent Event: Addition of Direct Sales Office in S. Carolina. In July 2004 we acquired selected assets and assumed certain liabilities of American Communication Inc. (ACI) in South Carolina, formerly an exclusive Inter-Tel dealer. It is with great pleasure that we welcome our new associates.

Inter-Tel’s board of directors also announced today the increase of Inter-Tel’s quarterly dividend by 16.7% from $0.06 per share per quarter (total of $0.24 per share per year) to $0.07 per share per quarter (total of $0.28 per share per year). “We believe the increase to Inter-Tel’s dividend is appropriate given our consistent record of generating cash from operations,” said Mr. Mihaylo. “We view this dividend increase as a great way to reward our shareholders.” The increase will be effective beginning the first dividend payment made in October 2004 for shareholders of record at September 30, 2004, and will continue in effect unless canceled or revised by the board of directors.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding anticipated research and development expense increases. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from our current expectations. These risks and uncertainties include, but are not necessarily limited to the risk that Inter-Tel’s actual expenses may be different from the anticipated future results; timely and successful hiring and retention of employees; dependence on new product development; market acceptance of new and existing products, software and services; retention of existing dealers and customers; the continued availability of cash to finance the quarterly dividend; industry, competitive and technological changes; general market and economic conditions; the composition, timing and size of orders from and shipments to major customers; price and product competition; availability of inventory from vendors and suppliers; and product defects. For a further list and description of such risks and uncertainties, please see Inter-Tel’s previously filed SEC reports, including Inter-Tel’s Annual Report on Form 10-K filed with the SEC on March 15, 2004 and Inter-Tel’s Form 10-Q filed with the SEC on May 10, 2004. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

You may access our quarterly earnings results conference call, which is scheduled for July 20, 2004 at 5:30 p.m. (EDT) via the Internet at http://www.inter-tel.com. Select “News & Events” from the top navigation bar. A link to the webcast will be displayed within the “News & Events” section. A replay of the conference call will be available on the Internet until July 20, 2005 at 11:59 p.m. (EDT).

About Inter-Tel, Incorporated

Inter-Tel (Nasdaq: INTL — News) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,900 communications professionals, and services business customers through a network of 55 company-owned, direct sales offices and over 350 authorized providers in the United States, United Kingdom and Japan. More information is available at www.inter-tel.com.

INTER-TEL, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months		Six Months
(in thousands, except per share amounts)	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
NET SALES	$102,908	$95,102	$200,939	$179,271
Cost of sales	48,609	44,852	94,542	84,947

GROSS PROFIT	54,299	50,250	106,397	94,324

Research & development	7,144	5,426	13,179	10,660
Selling, general and administrative	34,337	33,001	69,341	64,247
Amortization	436	486	881	914

	41,917	38,913	83,401	75,821

OPERATING INCOME	12,382	11,337	22,996	18,503
Interest and other income	570	432	1,076	875
Foreign currency transaction gains (losses)	(113)	26	(274)	(14)
Interest expense	(42)	(71)	(88)	(103)

INCOME BEFORE INCOME TAXES	12,797	11,724	23,710	19,261
INCOME TAXES	4,680	4,455	8,773	7,320

NET INCOME	$8,117	$7,269	$14,937	$11,941

NET INCOME PER SHARE — BASIC	$0.32	$0.29	$0.58	$0.48

NET INCOME PER SHARE — DILUTED	$0.30	$0.28	$0.55	$0.46

Average number of common shares outstanding — Basic	25,715	24,947	25,629	24,934

Average number of common shares outstanding — Diluted	27,262	25,970	27,306	26,004

OTHER SELECTED FINANCIAL DATA

(in millions, except DSO and Inventory turn amounts)	June 30,	March 31,	December 31,
	2004	2004	2003

Cash and short-term investments	$199.2	$191.2	$174.5
Accounts receivable — net	41.5	38.0	43.4
Inventory	17.1	18.8	14.6
Net investment in sales-leases (current)	18.0	16.4	15.5
Net investment in sales-leases (long-term)	30.2	32.9	32.5
DSO (based on 90 days sales)	36.3	34.9	39.1
DSO (based on trailing 12 mo. sales)	37.7	35.3	41.8
Inventory turns	11.2	13.1	14.1

	June 30,	March 31,	June 30,
	2004	2004	2003
Depreciation and amortization:
For the six months ended June 30, respectively	$5.0		$4.6
For the quarter ended	2.6	2.4	2.3
Capital Expenditures:
For the six months ended June 30, respectively	4.1		2.1
For the quarter ended	2.8	1.2	1.2